NEW ISSUE: Bank of Montreal’s Digital Return Buffer Notes Linked to a Reference Asset These notes do not guarantee the return of your principal at maturity NOTE INFORMATION Issuer: Bank of Montreal Minimum Investment: $1,000 (and $1,000 increments thereafter) Issue: ELN- 5134 CUSIP: 06376FY60 REFERENCE ASSETS The shares of the SPDR® S&P 500® ETF Trust (ticker symbol "SPY") Please see the following page for additional information about the terms included on this cover page, and how your investment may be impacted. Any capitalized term not defined herein shall have the meaning set forth in the preliminary pricing supplement to which the term sheet relates (see hyperlink below). 1 SEC File No. 333-285508 | November 12, 2025 This term sheet, which gives a brief summary of the terms of the notes, relates to, and should be read in conjunction with, the preliminary pricing supplement dated November 11, 2025, the Product Supplement dated March 25, 2025, the Prospectus Supplement dated March 25, 2025, and to the Prospectus dated March 25, 2025. DATES Offering Period Closes: November 18, 2025 Pricing Date: On or about November 18, 2025 Settlement Date: On or about November 21, 2025 Valuation Date: On or about November 18, 2030 Maturity Date: On or about November 21, 2030 Term: Approximately 5 years INVESTMENT OBJECTIVE The objective of the notes is to provide clients the potential for a digital return, while offering limited downside protection against a slight to moderate decline in the Reference Asset over the term of the notes. As such, the notes may be suitable for investors with a bullish view of the Reference Asset over the term of the notes. The performance of the notes may not be consistent with the investment objective. TERMS Digital Return: At least 37.25% Initial Level: The closing level of the Reference Asset on the Pricing Date. Digital Barrier Level: 80.00% of its Initial Level. Buffer Level: 80.00% of its Initial Level. Buffer Percentage: 20.00% Accordingly, you will receive the principal amount of your notes at maturity only if the level of the Reference Asset does not decrease by more than 20.00% over the term of the notes. If the Final Level of the Reference Asset is less than its Buffer Level, you will receive less than the principal amount of your notes at maturity and you could lose up to 80.00% of the principal amount of your notes. Final Level: The closing level of the Reference Asset on the Valuation Date. Payment at Maturity: If the Final Level of the Reference Asset is greater than or equal to its Digital Barrier Level, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal: $1,000 + ($1,000 x Digital Return) If the Final Level of the Reference Asset is less than its Buffer Level, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal: $1,000 + [$1,000 x (Percentage Change of the Reference Asset + Buffer Percentage)] In this case, investors will lose 1% of their principal for each 1% that the Final Level of the Reference Asset declines from its Initial Level in excess of 20.00%. You may lose up to 80.00% of the principal amount of your notes. Percentage Change: The quotient, expressed as a percentage, of the following formula: (Final Level – Initial Level) / Initial Level

2 Principal at Risk: Investors in these notes could lose their entire investment at maturity if there has been a decline in the market value of the Reference Asset and the Final Level of the Reference Asset is less than its Barrier Level. We urge you to carefully review the documents described in “Additional Information” below, including the risk factors set forth and incorporated by reference therein, prior to making an investment decision. Secondary Market: The notes will not be listed on any securities exchange. Although not obligated to do so, BMO Capital Markets Corp. (or one of its affiliates), plans to maintain a secondary market in the notes after the Settlement Date. Proceeds from a sale of notes prior to maturity may be less than the principal amount initially invested. Selected Risk Considerations: The risks summarized below are some of the most important factors to be considered prior to any purchase of the notes. Investors are urged to read all the risk factors related to the notes in the pricing supplement and the product supplement to which this term sheet relates. • You could lose up to 80% of the principal amount of your notes. If the Final Level of the Reference Asset is less than its Buffer Level, you will lose 1% of the principal amount for each 1% that the Final Level of the Reference Asset is less than its Initial Level in excess of the Buffer Percentage. • Your return on the notes is limited to the Digital Return, regardless of any appreciation in the level of the Reference Asset. • Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. • The notes are unsecured debt obligations of the Issuer and your investment is subject to the credit risk of the Issuer. • Our initial estimated value of the notes will be lower than the price to public, does not represent any future value of the notes, and may also differ from the estimated value of any other party. • The terms of the notes are not determined by reference to the credit spreads for our conventional fixed-rate debt. • The inclusion of the hedging profits, if any, in the initial price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. • Owning the notes is not the same as owning shares of the Reference Asset or a security directly linked to the Reference Asset. • You will not have any shareholder rights and will have no right to receive any shares of the Reference Asset at maturity. • No delivery of shares of the Reference Asset. • Changes that affect the applicable Underlying Index will affect the market value of the notes and the amount you will receive at maturity. • We have no affiliation with the index sponsor of the applicable Underlying Index and will not be responsible for its actions • Adjustments to the Reference Asset could adversely affect the notes. • We and our affiliates do not have any affiliation with the applicable investment advisor or the Reference Asset Issuer and are not responsible for their public disclosure of information. • The correlation between the performance of the Reference Asset and the performance of the applicable Underlying Index may be imperfect. • The Reference Asset is subject to management risks. • You must rely on your own evaluation of the merits of an investment linked to the Reference Asset. • The notes will not be listed on any securities exchange. BMO Capital Markets Corp. (or one of its affiliates) may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. • We, or any of our affiliates may engage in hedging and trading activities related to the notes that could adversely affect our payment to you at maturity.

3 Hypothetical Calculations for the Payment at Maturity: Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the notes The following table illustrates the hypothetical payments on a note at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of $100.00, a hypothetical Digital Return of at least 37.25%, a hypothetical Digital Barrier Level of 80.00 (80.00% of the hypothetical Initial Level), a hypothetical Buffer Level of 80.00 (80.00% of the hypothetical Initial Level), a range of hypothetical Final Levels and the effect on the payment at maturity. The hypothetical examples shown below are intended to help you understand the terms of the notes. The actual cash amount that you will receive at maturity will depend upon the Final Level of the Reference Asset. You may lose some or a significant portion of the principal amount at maturity. These examples do not give effect to any U.S. federal tax payments or brokerage commissions that you may be required to pay in connection with your purchase of the notes.

Additional Information The notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or under the Canada Deposit Insurance Corporation or by any other U.S. or Canadian governmental agency or instrumentality. The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act. Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission, has reviewed or approved these notes, nor or otherwise passed upon the accuracy of this document, to which it relates or the accompanying product supplement, prospectus supplement, or prospectus. Any representation to the contrary is a criminal offense. The Issuer has filed a registration statement with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents discussed below that the Issuer has filed with the SEC for more complete information about the Issuer and these offerings. You may obtain these documents free of charge by visiting the SEC’s web site at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement, product supplement, and preliminary pricing supplement to which this term sheet relates) if you request it by calling its agent toll-free on 1-877-369-5412 or emailing investor.solutions@bmo.com. The information in this term sheet is qualified in its entirety by the more detailed explanations set forth elsewhere in the Issuer’s preliminary pricing supplement dated November 11, 2025 and the accompanying product supplement, prospectus supplement, and prospectus. Unless the context provides otherwise, capitalized terms used in this term sheet but not defined shall have the meaning assigned to them in the pricing supplement, product supplement, prospectus supplement, or prospectus, as applicable, to which this term sheet relates. Information about retrieving these documents can be found elsewhere in this term sheet. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website): • Preliminary Pricing Supplement dated November 11, 2025: https://www.sec.gov/Archives/edgar/data/927971/000183988225064905/bmo5134_fwp-37681.htm • Product Supplement dated March 25, 2025: https://www.sec.gov/Archives/edgar/data/927971/000121465925004741/g324250424b2.htm • Prospectus Supplement dated March 25, 2025 and Prospectus dated March 25, 2025: https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm Our Central Index Key, or CIK, on the SEC website is 927971. As used in this terms sheet, the “Issuer,” “we,” “us” or “our” refers to Bank of Montreal, but not its consolidated subsidiaries. This term sheet contains no description or discussion of the United States tax consequences of the acquisition, holding or disposition of the notes. We urge you to carefully read the section entitled “U.S. Federal Tax Information” in the accompanying pricing supplement, the section entitled “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, in each case, to which this term sheet relates. You should consult your tax advisor about your own tax situation. 4